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                                                                    EXHIBIT 99.1

ENCORE ACQUISITION COMPANY COMPLETES THE ACQUISITION OF NATURAL GAS PRODUCING PROPERTIES IN NORTH LOUISIANA

FORT WORTH, Texas - July 31, 2003 - Encore Acquisition Company ("Encore") (NYSE:
EAC) today announced that it has completed the previously announced acquisition of interests in natural gas properties located in the Elm Grove Field in Bossier Parish, Louisiana for $52.5 million including certain purchase price adjustments. The acquisition was funded with $41.0 million of bank financing under the Company's existing credit line and available cash.

The acquired properties include non-operated working interests ranging from 2% to 38% across 1,800 net acres in 15 sections. Current net production is 7,200 per thousand cubic feet equivalent ("mcfe") per day, and the Company is expecting production to reach in excess of 12,000 mcfe per day in 2004. There are two wells currently being drilled and five wells waiting on completion.

Third quarter guidance given in the previous press release issued July 29, 2003, reflected expected results of the transaction.

Jon Brumley, Chairman and CEO stated, "This acquisition provides Encore with a new focus area that is expected to show significant growth through drilling and add-on acquisitions. The production profile from these properties along with our development drilling in the Cedar Creek Anticline ("CCA") and in West Texas will generate near term production and cash flow growth while awaiting uplift from the high-pressure air injection project at the CCA. We are excited about this new core area".

Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore's oil and natural gas reserves are located in the Williston Basin of Montana and North Dakota, the Permian Basin of Texas and New Mexico, the Anadarko Basin of Oklahoma, the Powder River Basin of Montana, the Paradox Basin of Utah and the North Louisiana Salt Basin of Louisiana.

This press release includes forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. However, the assumptions of management and the future performance of Encore are both subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore's business include, but are not limited to: diversion of management's attention from existing operations while pursuing acquisitions; difficulties integrating acquisitions; complications resulting from increasing the scope and geographic diversity of our operations; inaccuracies in the assessment of reserves and daily and annual production with respect to acquisitions; inaccuracies in our assumptions regarding the expected revenues, lease operating expenses, production taxes and other items of income and expense related to acquisitions; the amount, nature and timing of capital expenditures; significant growth through drilling and add-on acquisitions; timing and amount of future production of oil and natural gas; operating hazards; operating costs and other expenses and marketing of oil and natural gas. Actual results could differ materially from those presented in the forward-looking statements. Encore undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Encore's filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.


Contacts:

Morris B. Smith
Executive Vice President and CFO
817-339-0908

Rani M. Wainwright
Assistant Treasurer
817-339-0919